Exhibit (a)(5)(ii)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares. The Offer is made solely pursuant to the Offer to Purchase, dated November 3, 2006, and the related Letter of Transmittal (and any amendments or supplements thereto) and is being made to all holders of Shares. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction.

Notice of Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

UNIOIL

at

$1.91 Net Per Share

by

WATTENBERG ACQUISITION CORPORATION,

a wholly owned subsidiary of

PETROLEUM DEVELOPMENT CORPORATION

Wattenberg Acquisition Corporation, a Nevada corporation (“Sub”) and a wholly-owned subsidiary of Petroleum Development Corporation, a Nevada corporation (“Parent”), is offering to purchase all of the outstanding shares of common stock, par value $.01 per share (the “Shares”), of Unioil, a Nevada corporation (“Unioil”), at a purchase price of $1.91 per Share, net to the seller in cash, without interest thereon. The Offer is being made by Sub upon the terms and subject to the conditions set forth in the Offer to Purchase, dated November 3, 2006, and in the related Letter of Transmittal (which, together with the Offer to Purchase and any amendments or supplements thereto, collectively constitute the “Offer”).

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MONDAY, DECEMBER 4, 2006, UNLESS THE OFFER IS EXTENDED.

The Offer is conditioned on, among other things, (a) the absence of any change in Unioil that has had or is reasonably likely to have a Material Adverse Effect, which is defined generally as a loss or adverse change in excess of $1,000,000, (b) the compliance of the Principal Stockholders with their obligations under the Stockholder Tender Agreement (as those terms are defined in the Offer to Purchase), (c) the material accuracy of the representations and warranties of Unioil made in the Tender Offer Agreement and (d) the absence of any legal proceeding challenging, or the adoption of any statute or court order that is reasonably likely to materially interfere with, the transactions contemplated by the Tender Offer Agreement.

The Offer is being made pursuant to the Tender Offer Agreement, dated as of October 19, 2006 (the “Tender Offer Agreement”), by and among Parent, Sub and Unioil. The purpose of the Offer is for Sub to acquire the entire common stock equity interest in Unioil. The Tender Offer Agreement provides that, among other things, Sub will make the Offer and that after completion of the Offer and subject to the satisfaction or waiver of the other conditions set forth in the Tender Offer Agreement and in accordance with the relevant provisions of the Nevada General Corporation Law (the “NGCL”), Sub will be merged with and into Unioil (the “Merger”), with Unioil surviving and becoming a wholly owned subsidiary of Parent. At the effective time of the Merger (the “Effective Time”), each issued and outstanding Share (other than Shares owned by Parent, Sub, or by stockholders of Unioil who have properly perfected their dissenters’ rights under the NGCL) will by virtue of the Merger, and without any action by the holder thereof, be cancelled and converted into the right to receive $1.91 per Share in cash, or any higher price per Share paid pursuant to the Offer, without interest thereon.

The Board of Directors of Unioil has by unanimous vote (a) approved and declared advisable the Tender Offer Agreement, the Offer, the Merger and the other transactions contemplated by the Tender Offer Agreement,

(b) determined that the terms of the Offer, the Merger and the other transactions contemplated by the Tender Offer Agreement are fair to, and in the best interests of, the stockholders and (c) recommended that stockholders accept the Offer and tender their Shares pursuant to the Offer.

For purposes of the Offer, Sub will be deemed to have accepted for payment (and thereby purchased) Shares tendered and not properly withdrawn as, if and when Sub gives oral or written notice to Computershare Trust Company (the “Depositary”) of Sub’s acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price for the Shares with the Depositary, which will act as agent for tendering stockholders for the purposes of receiving payments from Sub and transmitting payments to tendering stockholders. Under no circumstances will Sub pay interest on the purchase price for any Shares accepted for payment, regardless of any extension of the Offer or any delay in making payment. In all cases, Sub will pay for Shares purchased in the Offer only after timely receipt by the Depositary of (a) the certificates representing the Shares (the “Share Certificates”) pursuant to the procedures set forth in the Offer to Purchase, (b) the appropriate Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees and (c) any other documents required under the Letter of Transmittal.

The term “Expiration Date” means 12:00 midnight, New York City time, on Monday, December 4, 2006, unless the Offer is extended, in which case the “Expiration Date” will be the latest time and date the Offer, as extended, expires. Subject to the limitations set forth in the Offer to Purchase, the Tender Offer Agreement and the applicable rules and regulations of the Securities and Exchange Commission, Sub has agreed that it may (a) with the consent of Unioil, extend the Offer or (b) without the consent of Unioil, extend the Offer for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission. If the Offer is extended, Sub will inform the Depositary of such extension. During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer, subject to the right, if any, of a tendering stockholder to withdraw such stockholder’s Shares. Any such extension will be followed as promptly as practicable by public announcement which will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration of the Offer, in accordance with the public announcement requirements of Rule 14e-1(d) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Tenders of Shares made pursuant to the Offer may be withdrawn at any time prior to the Expiration Date.

If Sub does not purchase any tendered Shares pursuant to the Offer for any reason, or if a holder of Shares submits Share Certificates representing more Shares than are tendered, Share Certificates representing unpurchased or untendered Shares will be returned, without expense to the tendering stockholder, as promptly as practicable following the expiration or termination of the Offer.

For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at its address set forth on the back cover page of the Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and (if Share Certificates have been tendered) the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates representing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution, except in the case of Shares tendered for the account of an Eligible Institution.

In general, the receipt of cash by the holders of Shares pursuant to the Offer will constitute a taxable transaction for United States federal income tax purposes. Because the tax consequences to a particular holder may differ based on that holder’s particular circumstances, each holder may wish to consult his or her own tax advisor regarding the tax consequences of the Offer.

The information required to be disclosed by Rule 14d-6(d)(1) of the General Rules and Regulations under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference.

Unioil has provided Sub with its stockholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase, the related Letter of Transmittal and other related materials are being mailed to record holders of Shares whose names appear on Unioil’s stockholder list and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names appear, or the names of whose nominees appear, on the stockholder lists or, if applicable, who are listed as participants in a clearing agency’s security position listing.

The Offer to Purchase and the related Letter of Transmittal contain important information that should be read carefully before any decision is made with respect to the Offer.

Questions and requests for assistance and requests for copies of the Offer to Purchase and the related Letter of Transmittal and all other tender offer materials may be directed to the Depositary at the address and telephone number set forth below and will be furnished promptly at Sub’s expense. Sub will not pay any fees or commissions to any broker or dealer or any other person (other than the Depositary) for soliciting tenders of Shares pursuant to the Offer.

The Depositary for the Offer is:

Computershare

350 INDIANA STREET, SUITE 800

GOLDEN, CO 80401

ATTN: CORPORATE ACTIONS

(800) 962-4284

November 3, 2006

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